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                                                                    EXHIBIT 10.3



                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of February 27, 2003 (the "Effective Date"), by and between Kenneth J. LeStrange (the "Executive") and Endurance Specialty Holdings Ltd., a Bermuda company (the "Company").

      WHEREAS, during the course of Executive's employment with the Company, the Executive has performed outstanding services for the Company;

      WHEREAS, it is deemed by the Company to be in the best interests of the Company to assure continuation of Executive's employment;

      WHEREAS, the Company and the Executive have determined to enter into this Agreement pursuant to which the Company will continue to employ the Executive on the terms and conditions set forth herein; and

      WHEREAS, this Agreement replaces that certain Employment Agreement, dated as of December 14, 2001, between the Company and the Executive (the "Original Agreement").

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

      1. Defined Terms. The definitions of capitalized terms used in this Agreement (if not provided where a capitalized term initially appears) are provided in the last Section hereof.


      2. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

      3. Term.

      (a) Duration of Term. Unless earlier terminated as provided in Section 3(b) hereof, the Executive's employment with the Company under this Agreement shall commence at the Effective Date and shall end on December 14, 2006 (the "Term").


      (b) Termination of Employment during the Term. Nothing in this Section 3 shall limit the right of the Company or the Executive to terminate the Executive's employment under this Agreement during the Term hereof on the terms and conditions set forth in Section 7 hereof.

      4. Position and Duties. Except as otherwise provided in this Section 4, on and after the Effective Date, the Executive shall serve as Chairman, President and Chief Executive Officer of the Company and shall have such additional duties and responsibilities as may be assigned to the Executive by the Board and commensurate with
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his position of Chairman (if applicable), President and Chief Executive Officer.
The Executive shall report exclusively to the Board. The Executive agrees to devote substantially all the Executive's full working time, attention and energies during normal business hours to the performance of the Executive's duties for the Company; provided that the Executive may engage in charitable, civic or community activities, serve on corporate boards or committees, manage personal investments, and deliver lectures and fulfill speaking engagements, but only if, and to the extent that, such activities do not interfere with the Executive's duties hereunder or violate the terms of any of the covenants contained in Section 12 hereof. Notwithstanding anything to the contrary contained herein, the Company may in its sole discretion determine that it is not permissible (under applicable law or under the rules or regulations promulgated by any securities exchange on which the Company's Ordinary Shares are then listed) to have a Chairman of the Board who is also an executive officer of the Company, in which case it may, without giving rise to an event constituting Good Reason pursuant to Section 7(e)(i) hereof, elect to have the Executive serve as President and Chief Executive Officer of the Company and remove the Executive from the position of Chairman of the Board.

      5. Place of Performance. The principal place of employment and office of the Executive shall be in Bermuda, or such other location as may be agreed to in writing by the Executive.

      6. Compensation and Related Matters.

      (a) Base Salary. During the Employment Period the Company shall pay the Executive an annual base salary no less than US $900,000 per annum ("Base Salary"). Base Salary shall be payable in accordance with the Company's executive payroll policy.

      (b) Annual Bonus. The Executive shall be provided, in the sole discretion of the Board, an opportunity for an annual bonus with respect to each fiscal year which ends within the Employment Period (the "Annual Bonus"). The Executive will be eligible to receive a pro rata annual bonus for any fiscal year ending after December 14, 2006 if he performs services under this Agreement through such date and during such fiscal year. The amount of the Annual Bonus which is earned and becomes payable shall be determined by the Committee and shall not exceed 150% of Base Salary.

      (c) Housing Allowance. The Company shall pay the Executive's reasonable expenses relating to the maintenance of the Executive's primary residence in Bermuda during the Employment Period. Prior to such payment the Executive shall provide to the Company any substantiation for such expenses requested by the Company. Notwithstanding the foregoing, the maximum annual amount the Company shall pay pursuant to this Section 6(c) shall be US $200,000, which maximum amount shall be prorated for any partial year worked by the Executive during the Employment Period.


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      (d) Private Air Travel. During the Employment Period, the Company in
accordance with the Company's policies shall provide the Executive in connection with business travel with at least 400 hours of usage of a Learjet 60 or comparable private aircraft. If a private aircraft is not available for any one or more of the Executive's business travels, in lieu thereof the Company shall reimburse the Executive for his cost of first class travel on a commercial airline. In connection therewith, the Executive shall be entitled to participate, at the Company's expense, in an air travel club selected by the Executive.

      (e) Tax Gross-Up. To the extent that the Executive incurs any United States federal or state ordinary income tax liability on account of the housing allowance specified in Section 6(c) hereof or the private air travel specified in Section 6(d) hereof, the Company shall reimburse the Executive for all such tax liability incurred and all United States federal and state ordinary income tax, employment and payroll tax liability incurred as a result of the tax gross-up payments specified pursuant to this Section 6(e), so that the Executive is in the same after-tax basis as if all such payments had not been subject to such taxes.

      (f) Country Club Membership. The Company shall reimburse the Executive for the dues and reasonable business-related expenses (not including initiation fees) in connection with the Executive's membership during the Employment Period in a country club mutually agreed to by the Executive and the Company.

      (g) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in (i) the Company's medical and dental plans, (ii) a pension arrangement in accordance with Bermuda law at a level of participation that is no less than the level at which the Company's other senior executive officers are entitled to participate and (iii) any other employee benefit and compensation plans (including insurance benefits) made generally available to executives of the Company (such benefits set forth in items (i), (ii) and (iii) hereof being hereinafter referred to as the "Employee Benefits"). The Executive shall be entitled to five weeks of paid vacation. The Executive also shall be entitled to take time off for illness in accordance with the Company's policy for executives and to receive all other fringe benefits and perquisites as are from time to time made generally available to executives of the Company.

      (h) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company's policies and procedures, for all proper and reasonable expenses incurred by the Executive in the performance of the Executive's duties hereunder.

      (i) Ordinary Share Purchase. On a date mutually agreeable to the Company and the Executive prior to December 14, 2003, provided that the Executive is employed by the Company on such date, the Company shall offer to the Executive the right to purchase from the Company 50,000 Ordinary Shares (the "Purchased Shares"), at a price per share of US $20 for an aggregate purchase price of US $1,000,000. The Executive shall purchase such shares within thirty days of the date of such offer. The Executive in his discretion may use all or a portion of any Annual Bonus payable to the


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Executive pursuant to Section 6(b) of this Agreement to pay the aggregate purchase price for the Ordinary Shares purchased pursuant to this Section 6(i). The Purchased Shares shall be subject to adjustment or substitution as to the number, price or kind of Ordinary Shares or as otherwise agreed upon by the parties (i) in the event of changes in the outstanding Ordinary Shares or in the capital structure of the Company, by reason of share dividends, share splits, recapitalizations, reorganizations, amalgamations, mergers, consolidations, combinations, exchanges, liquidations, spinoffs or other relevant changes in capitalization, or any distributions to holders of Ordinary Shares other than a regular cash dividend or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights of the Executive with respect to the Purchased Shares or which otherwise warrants equitable adjustment because it interferes with the intended operation of this Section 6(i). The Ordinary Shares purchased pursuant to this Section 6(i) shall not be subject to forfeiture to the Company.

      (j) Share Forfeiture. The Executive shall forfeit to the Company the 20,000 Ordinary Shares subject to forfeiture restrictions purchased by the Executive pursuant to Section 4(a) of the Original Agreement in the event that, prior to December 14, 2006, either (i) the Company terminates the Executive's employment with the Company for Cause pursuant to Section 7(c) of this Agreement or (ii) the Executive voluntarily terminates his employment with the Company during the Employment Period pursuant to Section 7(e)(ii) of this Agreement. Such forfeiture shall be effective as of the Date of Termination in connection with any such event, and the Executive shall not be entitled to receive any consideration from the Company in connection with the Executive's forfeiture of the Ordinary Shares pursuant to this Section 6(j).

      (k) Stock Options. The Option shall remain subject to the terms and conditions contained in the Original Agreement and in the Non-Qualified Stock Option Agreement, dated December 17, 2002, between the Executive and the Company, except (i) that the Option shall be deemed to have become vested with respect to 20% of the Ordinary Shares on January 1, 2003 (the "Initial Vesting Date") and shall become vested with respect to an additional 20% of the Ordinary Shares on each of December 14, 2003, December 14, 2004, December 14, 2005 and December 14, 2006 (each, a "Vesting Date") and (ii) as otherwise provided in this Agreement. In addition, in the event of a Change in Control, the Option shall become fully vested and exercisable and, subject to Section 17(b) of the Company's Amended and Restated 2002 Stock Option Plan (the "Option Plan"), shall remain exercisable through December 14, 2006, at which time the Option shall terminate.

      7. Termination. The Executive's employment hereunder may be terminated, and the Employment Period hereunder shall be ended, as follows:


      (a) Death. The Executive's employment shall terminate upon the Executive's death. Upon such a termination, this Agreement shall automatically terminate and all rights of the Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease immediately, except that the Executive's heirs, executors or administrators, as the case may be, shall become

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entitled to the payments and benefits provided in Section 8(a) hereof in accordance with the terms of such Section.

      (b) Disability. The Company may terminate the Executive's employment hereunder for Disability. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(a) hereof in accordance with the terms of such Section.

      (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

      (d) Without Cause. The Company may terminate the Executive's employment hereunder without Cause. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(c) hereof in accordance with the terms of such Section.

      (e) Termination by the Executive.

            (i) The Executive may terminate the Executive's employment hereunder for Good Reason. Upon a Good Reason termination, the Executive shall become entitled to the payments and benefits provided in Section 8(c) hereof in accordance with the terms of such Section.

            (ii) The Executive may terminate the Executive's employment hereunder without Good Reason, upon giving notice of thirty (30) days to the Company. In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive's termination of employment longer than sixty (60) days beyond the submission by the Executive of a Notice of Termination. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

      (f) Notice of Termination. Any purported termination of the Executive's employment (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause based on clause (ii) or (iii) of the definition of Cause herein is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the



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Executive, together with the Executive's counsel, to be heard before the Board)
finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (ii) or (iii) of the definition of Cause herein, and specifying the particulars thereof in detail.

      (g) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the following: (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated for Disability pursuant to Section 7(b) hereof, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period); (iii) if the Executive's employment is terminated for Cause pursuant to Section 7(c) hereof, the date specified in the Notice of Termination; (iv) if the Executive's employment is terminated by the Executive without Good Reason pursuant to Section 7(e)(ii) hereof, the date determined in accordance with said Section; and (v) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

      (h) Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7(h)), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be extended until the earlier to occur of (i) the date on which the Term ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by the final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Date of Termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

      8. Compensation Upon Termination of Employment.


      (a) Termination for Death or Disability. Upon termination of the Executive's employment due to the Executive's death or Disability, the Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in Section 14 hereof (and, to the extent applicable, Sections 9 and 10 hereof) and except for the following, which shall be provided to the Executive, or his beneficiaries, as applicable:

            (i) accrued Base Salary through and including the Date of Termination ("Accrued Base Salary");

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            (ii) payment, in accordance with the Company's executive payroll policy, for each year during the period commencing on the Date of Termination and ending on December 14, 2006, of an amount equal to the Base Salary, which amount shall be prorated for any partial year during such period of payment;

            (iii) the vesting of the Option, to the extent not vested as of the Date of Termination, with respect to an additional number of Ordinary Shares equal to the product of (x) and (y), where (x) is equal to 218,818 and (y) is equal to (I) if the Date of Termination is prior to December 14, 2003, a fraction, the numerator of which is the number of days elapsed from the Initial Vesting Date through the Date of Termination and the denominator of which is 348 or (II) if the Date of Termination on or following December 14, 2003, a fraction, the numerator of which is the number of days elapsed from the most recent Vesting Date through the Date of Termination and the denominator of which is 365, and, in each case, the ability to exercise the Option, to the extent vested as of the Date of Termination (including any portion that becomes vested as a result of the operation of this Section 8(a)(iii)), for a period of eighteen months following such date, and, to the extent not exercised by the Executive during such period, the termination of the Option in its entirety;

            (iv) the continuation until December 14, 2006 of the Employee Benefits to which the Executive was entitled on the Date of Termination, subject to such changes thereto as are generally applicable to the executives of the Company from time to time; and

            (v) (x) reimbursement for any expenses which are incurred by the Executive prior to the Date of Termination, but for which the Executive has not yet been reimbursed by the Company ("Unreimbursed Expenses"),
         (y) a cash payment equal to the amount of any earned but unpaid bonus and (z) any vacation that has been accrued in accordance with the terms of Section 6(g) hereof ("Accrued Vacation").

      (b) Termination by the Company with Cause or by the Executive without Good Reason. If the Executive's employment hereunder is terminated by the Company with Cause or by the Executive without Good Reason, then the Option, whether or not then exercisable, shall terminate, and all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to (i) Accrued Base Salary, (ii) Unreimbursed Expenses, (iii) Accrued Vacation and (iv) the Employee Benefits to which the Executive was entitled as of the Date of Termination in accordance with the terms of the plans and programs of the Company under which such Employee Benefits are provided. The Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in this Section 8(b) and Section 14 hereof (and, to the extent applicable, Sections 9 and 10 hereof).

      (c) Termination by the Company without Cause or by the Executive with Good Reason. If the Executive's employment hereunder is terminated by

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the Company without Cause (other than by reason of death or Disability) or by the Executive with Good Reason, then:


            (i) the Company shall pay the Executive's Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination, together with all compensation and benefits to which the Executive was entitled through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination;

            (ii) the Company shall pay to the Executive a lump sum amount, in cash, equal to the amount of any Annual Bonus which has been allocated or awarded (but not yet paid) to the Executive for a completed fiscal year preceding the Date of Termination under any Annual Bonus plan;

            (iii) in lieu of any severance benefit otherwise payable to the Executive, the Company shall continue to pay the Executive his Base Salary as in effect immediately prior to the Date of Termination, in accordance with the Company's executive payroll policy, through the earlier to occur of (x) the second anniversary of the Date of Termination or (y) December 14, 2006 (the earlier to occur of (x) or
         (y), the "Severance Period"); provided, however, that (I) in the event the Date of Termination follows a Change in Control, the payments requirement to be made to the Executive under this Section 8(c)(iii) shall be made in one lump sum as soon as practicable following the Date of Termination and (II) in the event of a Change in Control during the Severance Period, any amounts to which the Executive is entitled under this Section 8(c)(iii) which remain unpaid as of the date of such Change in Control shall be paid to the Executive in one lump sum as soon as practicable following the date of such Change in Control;

            (iv) during the Severance Period, the Company shall arrange to provide the Executive and his eligible dependents Employee Benefits similar to those provided to the Executive and his eligible dependents immediately prior to the Date of Termination; provided, however, that, benefits otherwise receivable pursuant to this Section 8(c)(iv) shall be reduced to the extent benefits of the same type are received by or made available to Executive during the Severance Period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive);

            (v) the Option shall continue to vest during the Severance Period, and the vested portion shall thereafter remain exercisable for a period of one month, at which time any portion of the Option which has not been exercised by the Executive shall terminate; and

            (vi) (x) Unreimbursed Expenses and (y) Accrued Vacation.

            (vii) the Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in Section 14


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         hereof (and, to the extent applicable, Sections 9 and 10 hereof)
         (the payments and benefits provided to the Executive pursuant to this Section 8(c) being referred to herein as the "Severance Payments").

            (d) General. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

      9. 280G Treatment.

              (a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive's employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the "Total Payments") would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

              (b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the


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Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code

              (c) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Executive objects to the Company's calculations, the Company shall pay to the Executive such portion of the Severance Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of subsection (a) of this Section 9.

      10. Legal and Arbitration Fees and Expenses. The Company also shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in (a) disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder and (b) in connection with the preparation of this Agreement. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Notwithstanding the foregoing, no such fees and expenses shall be paid pursuant to subsection 10(a) hereof, unless the Executive prevails on at least one of the issues he raises or are raised by the Company.

     11. No Mitigation; Limited Offset. The Company agrees that, if the Executive's employment with the Company terminates during the Term, then, except as may be required by applicable law, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 8 hereof. However, such amounts shall be reduced by the amount of salary, bonus or other compensation which the Executive earns from a subsequent employer that relates to the period for which the amount is payable to the Executive hereunder. The Executive shall promptly notify the Company of his acceptance of employment with another employer following his termination of employment.

12.      Protection of Ideas, Noncompetition and Nonsolicitation.

              (a) Protection of Ideas. Both during the Employment Period and thereafter, Executive shall assist the Company or its nominees, at any time, in the

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protection of the Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works with respect to such items that were within his direct or indirect control, by assisting in any reasonable requests to cooperate in litigation and by the execution of all formal assignment documents requested by Company or its nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in Bermuda, the United States and other countries.

              (b) Noncompetition. The Company shall disclose to the Executive, or place the Executive in a position to have access to or to develop, trade secrets or confidential information of the Company or its affiliates; and/or shall entrust the Executive with business opportunities of the Company or its affiliates; and/or shall place the Executive in a position to develop business good will on behalf of the Company or its affiliates. As part of the consideration for the compensation and benefits to be paid to the Executive hereunder, to protect the trade secrets and confidential information of the Company or its subsidiaries or affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company or its subsidiaries or affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company or its subsidiaries or affiliates; and as an additional incentive for the Company to enter into this Agreement, the Executive agrees to the non-competition obligations hereunder. While the Executive continues to be an employee of the Company and (i) in the event of a Severance Termination, during the Severance Period, or (ii) in the event of any other termination of the Executive's employment, for the one year period beginning on the Date of Termination, the Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the Business in any geographic area in which the Company or any of its subsidiaries is then conducting such business (other than the ownership of less than 5% of a publicly-traded entity or 1% of a private entity).

              (c) Nonsolicitation. While the Executive continues to be an employee of the Company and (i) in the event of a Severance Termination, during the Severance Period, or (ii) in the event of any other termination of the Executive's employment, for the one year period beginning on the Date of Termination, the Executive shall not, except as permitted by the Company upon its prior written consent, (x) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (y) in connection with any Business call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries. This shall not apply to the Executive's recruitment of his personal administrative assistant or to general solicitations to the public.

              (d) Enforcement. The Company shall have the right and remedy to have the provisions of this Section 12 specifically enforced, including by

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
temporary and/or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 12.

              (e) In the event that any provision of this Section 12 is not performed by the Executive in accordance with its terms or is otherwise breached by the Executive, the Company immediately shall cease providing the Executive with the payments and benefits set forth in Section 8(c) of this Agreement and the Executive's right to any such payments and benefits immediately shall be forfeited.

     13. Independence and Severability of Section 12 Provisions. Each of the rights and remedies enumerated in Section 12 hereof shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity. If any of the covenants contained in Section 12 hereof or if any of the rights or remedies enumerated in
Section 12 hereof, or any part of any of them, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. If any of the covenants contained in
Section 12 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the authority to reduce the duration and/or area of such provision, and in its reduced form said provision shall then be enforceable.

     14. Indemnification. The Company shall indemnify the Executive to the full extent authorized by law and the Charter and Bye-Laws of the Company, as applicable, for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of the Executive's duties hereunder. The Executive shall be insured under the Company's directors' and officers' liability insurance policy as in effect from time to time. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 14.

     15. Successors; Binding Agreement.


         (a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and may not otherwise assign this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

         (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, each such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

     16. Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

                        To the Company:

                        Endurance Specialty Holdings Ltd.
                        48 Par-La-Ville Road
                        Suite 784
                        Hamilton HM 11, Bermuda
                        Attention: General Counsel
                        Facsimile: (441) 278-0401

     17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, without limitation, any employment memorandum, memorandum of understanding, or severance agreement. Captions and Section headings in this Agreement are provided merely for convenience and shall not affect the interpretation of any of the provisions herein. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of Bermuda. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 8 and 9 hereof) shall survive such expiration.

     18. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


     19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     20. Settlement of Disputes; Arbitration.

         (a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Bermuda in accordance with the Bermuda Law then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         (b) Notwithstanding any provision of this Agreement to the contrary, in the event of a breach or threatened breach by the Executive of any of the covenants set forth in Section 12 hereof, the Company shall be entitled to seek equitable relief, including an injunction, in any court of proper jurisdiction to maintain the status quo pending the resolution of the dispute by binding arbitration as provided above. With respect to any such action, the Executive and the Company hereby irrevocably submit to the non-exclusive jurisdiction of the Supreme Court of Bermuda, and agree that process in any such action shall be valid and effective for all purposes if served upon the respective party in accordance with the notice provisions of Section 16 hereof.

     21. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

         (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

         (b) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

         (c) "Board" shall mean the Board of Directors of the Company.

         (d) "Business" shall mean any property or casualty coverages underwritten by the Company or any of its subsidiaries as an insurer or reinsurer during the Employment Period or the one-year period immediately preceding the commencement of the Employment Period.

         (e) "Cause" for termination by the Company of the Executive's employment shall mean (i) conviction of the Executive (including a plea of nolo contendere) for the commission of a felony, (ii) the willful failure of the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to
Section 7(f) hereof) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (iii) the engaging by the Executive in willful gross misconduct in the course of performing his duties, which results in demonstrable and material economic harm to the Company and its subsidiaries. For purposes of clauses (ii) and (iii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

         (f) A "Change in Control" shall have the meaning ascribed to such term in the Option Plan, as it may be amended from time to time; provided, that any amendment adverse to the Executive shall not be binding upon him under this Agreement without his written consent. Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of an initial public offering of the Ordinary Shares.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         (h) "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, (i) as a result of the Executive's incapacity due to physical or mental illness, fails to perform the essential functions of the Executive's position required of the Executive hereunder for a continuous period of 120 days or any 360 days during the Employment Period Term, and (ii) the Company shall have given the Executive a Notice of Termination for Disability.

         (i) "Employment Period" shall mean the period (which in no event shall extend beyond the expiration of the Term and may end earlier pursuant to Section 3(b) hereof) during which Executive has an obligation to render services hereunder, as described in Section 4 hereof.

         (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

         (k) "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

         (l) "Good Reason" for termination by the Executive of the Executive's employment shall mean a breach by the Company of any material provision of this Agreement which breach remains uncured for a period of 30 days following the Company's receipt of notice of such breach by the Executive. The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.

         (m) "Option" shall mean the stock option granted to the Executive pursuant to Section 3(d) of the Original Agreement.

         (n) "Ordinary Share" shall mean an ordinary share of the Company, par value $1.00 per share.

         (o) "Severance Termination" shall mean a termination of the Executive's employment described in Section 8(c) hereof.

                                               Endurance Specialty Holdings Ltd.


                                               By:   /s/ Anthony J. DiNovi
                                                  ------------------------------
                                                  Name:  Anthony J. DiNovi
                                                  Title:  Director

                                                     /s/ Kenneth J. LeStrange
                                                  ------------------------------
                                                         Kenneth J. LeStrange